Exhibit 5.4

CONSENT OF TECHNICAL REPORT AUTHOR

Reference is made to the technical reports entitled “NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA dated April 27, 2012,” “NI 43-101 Technical Report Update, Yukon-Nevada Gold Corp., Jerritt Canyon Property, Elko County, Nevada, USA, dated June 28, 2011, as amended on January 6, 2012,” and “NI 43-101 Technical Report, Yukon-Nevada Gold Corp., Ketza River Project, Yukon Territory, Canada, dated June 28, 2011,” each of which the undersigned has prepared (the “Reports”).

In connection with the filing of Veris Gold Corp.’s preliminary short form base shelf prospectus dated October 18, 2012, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10 dated October 18, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Mark A. Odell, P.E., consent to the use of my name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.

I have read the Prospectus and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.

/s/ Mark A. Odell, P.E.
Mark A. Odell, P.E.
October 18, 2012